FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of December 14, 2007, to the Fund Accounting Servicing Agreement, dated as of June 26, 2007 (the "Agreement"), is entered by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Marketfield Fund (the "Fund") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Trust and USBFS desire to amend the name of the Fund in the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Joseph Neuberger	By: /s/ Michael R. McVoy

Printed Name: Joseph Neuberger	Printed Name: Michael R. McVoy

Title: Chairman	Title: Executive Vice President

Exhibit A
to the
Fund Accounting Servicing Agreement

Separate Series of Trust for Professional Managers

Name of Series	Date Added
Marketfield Fund	July 31, 2007